Exhibit 99(j)                                        February  7, 2003





Voskian Capital Management & Co.
625 North Maple Avenue
Ho-Ho-Kus, New Jersey  07423

Re: Opinion of Counsel regarding Pre-Effective Amendment No. 2 to the Registration Statement filed on Form N-1A under the Securities Act of 1933 (File No. 333-34620)

Ladies and Gentlemen:

         We have acted as counsel for Sector Funds Trust, a Delaware business trust (the Trust") in connection with the above-referenced Registration Statement on Form-N-1A (File No. 333-34620) and are furnishing this opinion with respect to the proposed offer and sale from time to time of an indefinite number of units of beneficial interest, without par value (the "Shares") of the Trust, in registration under the Securities Act of 1933 by the Registration Statement as amended from time to time. With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

         In connection with this opinion, we have reviewed, among other things, executed copies of the following documents:

         (a) a certificate of the State of Delaware as to the existence of the Trust, which is duly authorized and validly existing under the laws of the State of Delaware;

         (b) the Agreement and Declaration of Trust for the Trust (the "Declaration of Trust");

         (c) a certificate executed by the Secretary of the Trust, certifying as to, and attaching copies of, the Trust's Declaration of Trust and By Laws, and certain resolutions adopted by the Board of Trustees of the Trust authorizing the issuance of the Shares; and

         (d) a printer's proof of the Amendment.

         In our capacity as counsel to the Trust, we have examined the originals, or certified, conformed or reproduced copies, of all records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinions hereinafter expressed. In all such examinations, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of all original or certified copies, and the conformity to original or certified copies of all copies submitted to us as conformed or reproduced copies. As to various questions of fact relevant to such opinion, we have relied upon, and assume the accuracy of, certificates and oral or written statements of public officials and officers or representatives of the Trust. We have assumed that the Registration Statement, as filed with the Securities and Exchange Commission, will be in substantially the form of the printer's proof referred to in paragraph (d) above. Based upon, and subject to, the limitations set forth herein, we are of the opinion that the Shares, when issued and sold in accordance with the Declaration of Trust and By-Laws, and for the consideration described in the Registration Statement, will be legally issued, fully paid and nonassessable under the laws of the State of Delaware.

         We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Counsel" in the Statement of Additional Information filed as part of such Amendment. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.


                                     Very truly yours,

                                     /s/Paul, Weiss, Rifkind, Wharton
                                          & Garrison


                                     ----------------------------------
                                     Paul, Weiss, Rifkind Wharton
                                     & Garrison